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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-116725

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 14, 2004)

$50,000,000

Public Service Company
of New Hampshire

5.25% First Mortgage Bonds, Series L, Due 2014

Interest payable on January 15 and July 15

        We may redeem some or all of the Series L Bonds at our option in the manner and at the redemption prices which we describe under "Description of the Series L Bonds—Optional Redemption" beginning on page S-6 of this prospectus supplement.

        There is no sinking fund provision for the Series L Bonds.

Price 5.25% and accrued interest, if any

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Company(2)
Per Bond	99.802%	0.650%	99.152%
Total	$49,901,000	$325,000	$49,576,000
(1)
Plus accrued interest, if any, from date of original issuance.

(2)
Before deducting expenses payable by the Company estimated to be $220,000.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the Bonds to purchasers in book-entry only form through the facilities of The Depository Trust Company in New York, New York on or about July 22, 2004.

Sole Book-Running Manager

Citigroup

RBS Greenwich Capital
Wachovia Securities
M.R. Beal & Company

The date of this Prospectus Supplement is July 15, 2004.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Series L Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Series L Bonds and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the Bonds. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell Bonds up to a dollar amount of $200,000,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward looking statements. Actual results or outcomes could differ materially because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets and other presently unknown or unforeseen factors.

        Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the New Hampshire Public Utilities Commission, the Securities and Exchange Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission and the Environmental Protection Agency, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs, and present or prospective wholesale and retail competition (including but not limited to transmission costs).

        Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions and legal and administrative proceedings (whether civil or criminal) and settlements.

        All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

        Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

        Public Service Company of New Hampshire (the "Company"), a New Hampshire corporation, is a wholly-owned subsidiary of Northeast Utilities, a registered public utility holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of Northeast Utilities—the Company, The Connecticut Light and Power Company and Western Massachusetts Electric Company—furnish electric service in portions of New Hampshire, Connecticut and western Massachusetts. The Company is an electric utility engaged principally in the purchase, transmission, distribution, generation and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 468,000 retail customers in 211 cities and towns in New Hampshire. Prior to Northeast Utilities' acquisition of the Company in June 1992, the Company was in bankruptcy reorganization proceedings.

        The principal executive offices of the Company are located at Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101-1134.

USE OF PROCEEDS

        We estimate the net proceeds from the sale of the Series L Bonds after payment of underwriting discounts and commissions and expenses will be approximately $49.356 million. We will use the net proceeds of the offering (i) to refinance short-term debt of the Company previously incurred for general corporate purposes and borrowed from affiliates at an interest rate equal to the Federal funds rate, which, at July 13, 2004, was 1.25%, and (ii) to fund working capital needs. As of July 13, 2004, we had approximately $63.2 million of short-term debt outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        We have derived the summary selected historical consolidated financial data set forth below for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 from our financial statements, audited by Arthur Andersen LLP, independent public accountants in the case of 1999 and 2000, and Deloitte & Touche LLP in the case of 2001, 2002 and 2003. Our financial statements for the three-year period ended December 31, 2003, the accompanying notes and the report of Deloitte & Touche LLP are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference. In March 2002, we dismissed Arthur Andersen LLP as our external auditors and selected Deloitte & Touche LLP as our external auditor beginning for the year 2002. In our opinion all adjustments (constituting normal recurring accruals) necessary for a fair statement of the results of operations for the three months ended March 31, 2004 have been made. The income statement data for the three months ended March 31, 2004, is not necessarily indicative of the results that may be expected for an entire year.

        The following material, which is presented in this prospectus supplement solely to furnish introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the prospectus and the documents incorporated by reference.

		Year Ended December 31,
	Three Months Ended March 31, 2004 (unaudited)
		2003	2002	2001	2000	1999
	(Dollar amounts in thousands, except ratios and per share data)
Income Statement Data
Operating revenues	$244,148	$888,186	$947,178	$964,415	$1,291,280	$1,160,572
Operating expenses	212,664	762,570	793,206	829,767	1,201,350	1,035,967
Operating income	31,484	125,616	153,972	134,648	89,930	124,605
Net income/(loss)	11,760	45,624	62,897	81,776	(146,666)	84,209
Balance Sheet Data
Total assets	2,170,838	2,171,811	2,155,447	2,094,514	2,082,194	2,622,433
Rate reduction bonds(1)	461,974	472,222	510,841	507,381	—	—
Long-term debt, net of current portion	407,285	407,285	407,285	407,285	407,285	516,485
Preferred stock, net of current portion	—	—	—	—	—	25,000
Common stockholder's equity	385,935	380,260	321,830	341,825	549,294	745,667

(1)
Rate reduction bonds are non-recourse to the Company.

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

        Our ratios of consolidated earnings to fixed charges for the three months ended March 31, 2004 and for each of the years ended December 31, 1999 through 2003 are as follows:

		Year Ended December 31,
	Three Months Ended March 31, 2004 (unaudited)
		2003	2002	2001	2000		1999
Ratio of Consolidated Earnings to Fixed Charges(1)	2.57	2.59	2.98	3.21	(1.38)	(2)	3.30

(1)
For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest and dividend payments on preferred stock.

(2)
This ratio indicates a deficiency as it represents less than one-to-one coverage. The dollar amount of the associated deficiency totals $103.6 million. The primary reason for the deficiency is that in 2000, the Company recorded an extraordinary charge totaling $214.2 million as a result of the "Agreement to Settle PSNH Restructuring" with the State of New Hampshire and the discontinuation of the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."

CAPITALIZATION AND SHORT-TERM DEBT

        The following table sets forth our debt and equity capitalization as of March 31, 2004 (i) on a historical basis and (ii) as adjusted to give effect to this offering of Series L Bonds and the application of estimated net proceeds as described under "Use of Proceeds." You should read this table in conjunction with our selected financial data presented elsewhere in this prospectus supplement along with our consolidated financial statements and related notes incorporated by reference herein.

	March 31, 2004		March 31, 2004
	Actual (thousands)%		As Adjusted (thousands)%
Cash Balance	$6,065		$20,421
Capitalization:
Common stockholder's equity	$385,935	47%	$385,935	46%
Long-term debt(1)	407,285	49	457,285	54
Short-term debt	35,000	4	0	0

Total Capitalization	$828,220	100%	$843,220	100%

(1)
Does not include rate reduction bonds.

DESCRIPTION OF THE SERIES L BONDS

        The description of the Series L Bonds below supplements the description of the Bonds contained in the accompanying prospectus. If the descriptions are inconsistent, this prospectus supplement controls. You should read the accompanying prospectus for a detailed summary of additional provisions of the Bonds and of the Indenture. The following summary and the description set forth in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the Indenture. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

General

        The Series L Bonds are a separate series of the Bonds described in the accompanying prospectus and will be issued under the Thirteenth Supplemental Indenture, dated as of July 1, 2004, between us and Wachovia Bank, National Association, successor to First Union National Bank, as successor to First Fidelity Bank, National Association, as trustee (the "Supplemental Indenture"), supplementing our Indenture with Wachovia Bank, National Association, successor to First Union National Bank, as successor to First Fidelity Bank, National Association, as trustee, dated as of August 15, 1978, as amended and supplemented (the "Indenture") described in the accompanying prospectus. The Series L Bonds will constitute the twelfth series of our Bonds issued under the Indenture. The Series L Bonds are initially being offered in the aggregate principal amount of $50,000,000. The Series L Bonds will mature on July 15, 2014. The Series L Bonds are not entitled to the benefit of any sinking fund, and may be redeemed at our option only under the circumstances described in this prospectus supplement under "—Optional Redemption."

        The Indenture limits the amount of additional Bonds which we may issue. Please refer to "Description of the Bonds—Issuance of Additional Bonds" in the accompanying prospectus.

        We will issue the Series L Bonds in fully registered form in denominations of $1,000 and multiples thereof. Wachovia Bank, National Association, the Trustee under the Indenture, will register transfers and exchanges of the Series L Bonds and will serve as paying agent for the Series L Bonds. Principal and interest on the Series L Bonds will be payable at the Trustee's corporate trust office in Charlotte, North Carolina. We will initially issue the Series L Bonds in global form. Please refer to "—Global Securities" in this prospectus supplement and "Description of the Bonds—Book-Entry Only System" in the accompanying prospectus.

Interest

        The Series L Bonds will bear interest at 5.25% per year. We will pay interest semiannually in arrears on July 15 and January 15 of each year (each, an "Interest Payment Date"), beginning January 15, 2005, and on the maturity date. Interest on the Series L Bonds for any period other than a complete interest payment period will be computed on the basis of a 360 day year of twelve 30 day months for the actual number of days elapsed. If an Interest Payment Date or the maturity date of the Series L Bonds falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day (without any interest or other payment in respect of such delay).

        Interest on the Series L Bonds will accrue from, and including, the date of original issuance of the Series L Bonds to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. In addition, interest which is overdue shall bear interest at the rate of 5.25% per annum.

        We will pay the interest due on any Interest Payment Date to the person in whose name the Series L Bonds are registered at the close of business on the business day prior to each Interest Payment Date.

        When we use the term "business day," we mean any day except a Sunday or a legal holiday or a day on which banking institutions are authorized pursuant to law to close and on which the corporate trust offices in North Carolina or New Jersey of the Trustee are not open for business.

Earnings Coverage

        The section of the prospectus entitled "Description of the Bonds—Issuance of Additional Bonds—Earnings Coverage" sets forth information about earnings coverage requirements of the Indenture. Based on the bonds and prior lien obligations outstanding as of March 31, 2004 and after giving effect to the sale of the Series L Bonds, the earnings coverage would be 6.50% for the twelve months ended March 31, 2004.

Optional Redemption

        We may, at our option, redeem the Series L Bonds in whole or in part at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Series L Bonds to be redeemed, plus accrued interest to the redemption date, or

  •
  as determined by the Quotation Agent, the sum of the present value of the remaining scheduled payments of principal and interest on the Series L Bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 15 basis points, plus accrued interest to the redemption date.

        The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Series L Bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series L Bonds.

        "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

  •
  if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

        "Quotation Agent" means the Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

        We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Series L Bonds to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Series L Bonds or portions of the Series L Bonds called for redemption.

        If less than all of the Series L Bonds are to be redeemed, the Trustee will select the Series L Bonds to be redeemed by a method that the Trustee deems fair and appropriate and which may provide for the selection for the redemption of portions (equal to $1,000 or any multiple thereof) of the principal amount of the Series L Bonds larger than $1,000. We will mail notice of the redemption, first-class mail postage prepaid, to each holder of Series L Bonds to be redeemed at the holder's address in the register for the securities. Notice to the holders will be given at least 30 but not more than 60 days before the redemption date, unless a shorter period is satisfactory to the Trustee. If any Series L Bond is to be redeemed in part only, the notice of redemption that relates to that Series L Bond will state the portion of the principal amount of that Series L Bond to be redeemed. In that case, we will issue a new Series L Bond of any authorized denomination as requested, in aggregate principal amount equal to the unredeemed portion of the Series L Bond in the name of its holder after we cancel the original Series L Bond. Series L Bonds or portions of Series L Bonds to be redeemed become due on the redemption date, and interest will cease to accrue on those Series L Bonds or portions of Series L Bonds on the redemption date.

Global Securities

        When the Series L Bonds are initially issued, one or more global securities (the "Global Securities") will represent the Series L Bonds. These Global Securities will have an aggregate principal amount equal to that of the Series L Bonds they represent. Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, as depositary ("DTC"), and registered in the name of Cede & Co., a nominee of DTC. The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer referred to below and any other matters provided for by the Indenture. Please refer to "Description of the Bonds—Book-Entry Only System" in the accompanying prospectus.

        The Global Securities may not be transferred except as a whole (1) by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. If (1) DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default under the Indenture with respect to the Series L Bonds represented by such Global Security, we will issue certificated bonds in definitive registered form in exchange for the Global Securities representing the Series L Bonds. In addition, we may at any time and in our sole discretion determine not to have any Series L Bonds in registered form represented by one or more Global Securities and, in such event, will issue certificated bonds in definitive form in exchange for the Global Securities representing the Series L Bonds. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated bonds represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated bonds registered in its name.

Certain Notices

        With respect to any Series L Bonds represented by a Global Security, notices to be given to the holders of the Series L Bonds will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC's policies and procedures. We believe that DTC's practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the Series L Bonds through DTC or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the Series L Bonds may be given and received through the facilities of DTC. Neither we nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the Series L Bonds in global form.

        With respect to Series L Bonds not represented by a Global Security, other notices to be given to the holders of the Series L Bonds will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the security register maintained by us or our agent as of the close of business the day before notice is given. Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as the bookrunning manager and as the representative of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and each of the underwriters named below, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters, and each of the underwriters have severally agreed to purchase the principal amount of Series L Bonds set forth opposite its name below:

Underwriters	Principal Amount of Series L Bonds
Citigroup Global Markets Inc.	$37,500,000
Greenwich Capital Markets, Inc.	5,000,000
Wachovia Capital Markets, LLC	5,000,000
M.R. Beal & Company	2,500,000

Total	$50,000,000

        In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series L Bonds offered hereby if any of the Series L Bonds are purchased. The obligations of the underwriters, including their agreement to purchase the Series L Bonds from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel.

        The underwriters have advised us that they initially propose to offer part of the Series L Bonds directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the Series L Bonds. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.25% of the principal amount of the Series L Bonds on sales to other dealers. After the initial offering of the Series L Bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

        The Series L Bonds are a new issue of securities with no established trading market. We do not plan to list the Series L Bonds on any national securities exchange or the Nasdaq Stock Market, and there is no established trading market for the Series L Bonds. The underwriters have advised us that they intend to make a market in the Series L Bonds. The underwriters are not obligated to do so, however, and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series L Bonds or that a public trading market for the Series L Bonds will develop.

        In order to facilitate the offering of the Series L Bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series L Bonds. Specifically, the underwriters may overallot in connection with the offering of the Series L Bonds, creating a short position in the Series L Bonds for its own account. In addition, to cover overallotments or to stabilize the price of the Series L Bonds, the underwriters may bid for, and purchase, Series L Bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series L Bonds in the offering, if it repurchases previously distributed Series L Bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Series L Bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We estimate that our expenses in connection with the offer and sale of the Series L Bonds will be approximately $220,000.

        We expect to deliver the Series L Bonds against payment for the Series L Bonds on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Series L Bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series L Bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Series L Bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

        We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriters and certain of their affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us and our affiliates in the ordinary course of business. One of the underwriters, Wachovia Capital Markets, LLC, is an affiliate of the Trustee under the Indenture, which is also a lending party to two revolving credit facilities for Northeast Utilities companies.

LEGAL OPINIONS

        Jeffrey C. Miller, an Assistant General Counsel of Northeast Utilities Service Company, our service company affiliate, and Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036-4039, counsel for the underwriters, will pass on certain legal matters relating to the Series L Bonds. As of July 12, 2004, Mr. Miller beneficially owned 6,698 of the common shares of Northeast Utilities, our parent company.

PROSPECTUS

PUBLIC SERVICE COMPANY OF
NEW HAMPSHIRE

$200,000,000

FIRST MORTGAGE BONDS

        Public Service Company of New Hampshire intends to offer from time to time in one or more series up to $200 million of its first mortgage bonds (the "Bonds"). This Prospectus provides you with a general description of the Bonds.

        When a particular series of Bonds is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Bonds (each such supplement, a "Prospectus Supplement"). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Bonds. This Prospectus may not be used to sell any of the Bonds unless accompanied by a Prospectus Supplement.

        Unless otherwise indicated in a related Prospectus Supplement, the Bonds will not be listed on a national securities exchange or on the Nasdaq stock market.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We may offer the Bonds directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Bonds. "Plan of Distribution" below also provides more information on this topic.

The date of this Prospectus is July 14, 2004.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission's rules and regulations. For further information, you should refer to the Registration Statement and its exhibits.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the Company with the Commission, at the Commission's Public Reference Room at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission's Internet site at http://www.sec.gov. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2003, on the website of our parent company, Northeast Utilities, at http://www.nu.com. The information on this website is not a part of this Prospectus.

        You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed, until we sell all the Bonds:

  •
  Annual Report of the Company on Form 10-K for the year ended December 31, 2003; and

  •
  Quarterly Report for the Company on Form 10-Q for the quarter ended March 31, 2004.

        We will provide to each person, including any beneficial owner of Bonds, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

    Randy A. Shoop
    Assistant Treasurer—Finance
    Public Service Company of New Hampshire
    c/o Northeast Utilities Service Company
    107 Selden Street
    Berlin, Connecticut 06037
    (860) 665-3258

FORWARD-LOOKING STATEMENTS

        We make statements in this Prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act, which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward-looking statements. Actual results or outcomes could differ materially because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets and other presently unknown or unforeseen factors.

        Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Environmental Protection Agency and state regulatory agencies, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs and present or prospective wholesale and retail competition (including but not limited to transmission costs).

        Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions and legal and administrative proceedings (whether civil or criminal) and settlements.

        All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

        Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

        This Prospectus is part of a registration statement that we have filed with the Commission utilizing a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may issue and sell the Bonds in one or more offerings with a maximum aggregate offering price of up to $200,000,000.

        This Prospectus provides you with a general description of the Bonds. Each time we sell the Bonds, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. Any Prospectus Supplement may also add, update or change information contained in the Prospectus. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

        Public Service Company of New Hampshire (the "Company"), a New Hampshire corporation, is a wholly-owned subsidiary of Northeast Utilities, a registered public utility holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of Northeast Utilities—the Company, The Connecticut Light and Power Company and Western Massachusetts Electric Company—furnish electric service in portions of New Hampshire, Connecticut and western Massachusetts. The Company is an electric utility engaged principally in the purchase, transmission, distribution, generation and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 468,000 retail customers in 211 cities and towns in New Hampshire. Prior to Northeast Utilities' acquisition of PSNH in June 1992, PSNH was in bankruptcy reorganization proceedings.

        The principal executive offices of the Company are located at Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101-1134.

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the three months ended March 31, 2004 and for each of the years ended December 31, 1999 through 2003 are as follows:

		Year Ended December 31,
	Three Months Ended March 31, 2004 (unaudited)
		2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges(1)	2.57	2.59	2.98	3.21	(1.38)(2)	3.30

(1)
For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest, and dividend payments on preferred stock.

(2)
This ratio indicates a deficiency as it represents less than one-to-one coverage. The dollar amount of the associated deficiency totals $103.6 million. The primary reason for the deficiency is that in 2000, PSNH recorded an extraordinary charge totaling $214.2 million as a result of the "Agreement to Settle PSNH Restructuring" with the State of New Hampshire and the discontinuation of the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."

USE OF PROCEEDS

        The net proceeds from the sale of the Bonds will be used (i) to refinance short-term debt of the Company previously incurred in the ordinary course of business and borrowed from affiliates at an interest rate equal to the Federal Funds Rate, which at June 15, 2004 was 1.03%, and (ii) for other general corporate purposes. As of June 15, 2004, we had $44 million of short-term debt outstanding.

DESCRIPTION OF THE BONDS

        General.    The following description sets forth certain general terms and provisions of the Bonds to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Bonds offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Bonds so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Indenture. Capitalized terms not defined herein have the meanings given to them in the Indenture.

        The Bonds will be issued under a first mortgage indenture dated as of August 15, 1978, as amended and supplemented (the "Indenture"), between us and Wachovia Bank, National Association, successor to First Union National Bank, as successor to First Fidelity Bank, as trustee (the "Trustee").

        The Indenture provides that the Bonds will be issued in one or more series.

        General Terms of the Bonds.    The Bonds may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Bonds will specify:

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  the designation and aggregate principal amount of such Bonds;

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  the date or dates on which such Bonds will mature;

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  the interest rate or rates, or method of calculation of such rate or rates, on such Bonds, and the date from which such interest shall accrue;

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  the dates on which such interest will be payable or method by which such dates are to be determined;

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  the record dates for payments of interest;

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  any redemption or sinking fund terms;

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  the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Bonds may be repaid, in whole or in part, at our option;

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  the place or places, if any, in addition to or in the place of our office or the office of the Trustee, where the principal of (and premium, if any) and interest, if any, on such Bonds shall be payable and where notices to the Company shall be sent; and

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  other specific terms applicable to such Bonds.

        Unless otherwise indicated in the applicable Prospectus Supplement, the Bonds will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

        Security.    The Indenture constitutes a first mortgage lien (subject to liens permitted by the Indenture) on substantially all of the Company's property and franchises, including the Company's generating stations and its transmission and distribution facilities, subject to certain customary exceptions. Subject to the provisions of the Federal Bankruptcy Code, the Indenture also constitutes a lien on after-acquired property in New Hampshire, Maine and Vermont, except real property in Maine and Vermont acquired after the filing of the most recent supplemental indenture. The security afforded by the Indenture is for the equal and ratable protection of the bonds of all series issued under the Indenture.

        Under certain limited circumstances, the lien of the Indenture on real property in New Hampshire, personal property located thereon and business revenues generated therefrom could be subordinated to a lien in favor of the State of New Hampshire pursuant to New Hampshire Revised Statutes Annotated 147-B:10-b, as amended, for expenses incurred in containing or removing hazardous waste or materials, and any necessary mitigation of damages with respect to hazardous waste or materials.

        Further, the lien of the Indenture on real property in Maine could be subordinated to a lien in favor of the State of Maine pursuant to Maine Revised Statutes Annotated, Title 38, Section 1371 for costs of abatement, cleanup or mitigation of hazardous substances.

        The Indenture generally requires the Company to deposit with the Trustee all proceeds from the sale or disposition of property except that the Company may dispose of property having an aggregate cost or fair value, whichever is less, of not more than $5 million in any year without depositing the proceeds thereof with the Trustee.

        Issuance of Additional Bonds—Basis for Issuance.    As of the date of this Prospectus, $407 million in aggregate principal amount of bonds are outstanding under the Indenture and, subject to various conditions and restrictions set forth in the Indenture, the Company may issue up to $41 million of additional bonds without any showing that the Company has bondable property additions. (§ 4.4)

        The Company may also issue additional bonds (in addition to certain refunding bonds and bonds issued against the deposit of an equal amount of cash) under the Indenture if, after giving effect to such issuance, the aggregate principal amount of bonds then outstanding would not exceed an amount equal to (i) 66 2/3% of bondable property additions acquired or made after January 1, 1991 as shown in a bondable property certificate most recently or contemporaneously filed with the Trustee plus (ii) the aggregate principal amount of all bonds which have been issued pursuant to Section 4.5 of the Indenture prior to the date of the bondable property certificate referred to in (i) above plus (iii) the aggregate principal amount of all bonds issued against a deposit of cash pursuant to Section 4.6 of the Indenture but only to the extent that the cash so deposited with the Trustee has then been withdrawn by the Company as permitted by Section 4.6(a) of the Indenture plus (iv) the then Applicable Amount set forth below.

If First Mortgage Bonds are to be issued during the twelve-month period beginning June 1,	Applicable Amount (Millions of Dollars)
2004	740
2005	730
2006	720
2007	710
2008	705
2009	700
2010	695

        On and after June 1, 2011, the Applicable Amount shall be $690 million. Upon the issuance of all of the Bonds, $607 million in aggregate principal amount of bonds are expected to be outstanding.

        Additional bonds may also be issued (i) to refund other bonds or certain prior lien obligations provided that if bonds are to be issued to refund bonds or prior lien obligations more than one year after the maturity of such bonds or prior lien obligations, the bonds so issued are subject to the aggregate limitation set forth above (§§ 4.2 and 4.3) and (ii) against the deposit of an equal amount of cash with the Trustee (§ 4.6).

        If cash is deposited with the Trustee as a basis for the issue of bonds, it may be withdrawn from time to time in an amount equal to 66 2/3% of bondable property additions or equal to the aggregate principal amount of bonds or refundable prior lien obligations that would otherwise be available to be made the basis of the issue of additional bonds. Such cash may also be used to purchase or redeem bonds as the Company may designate. (§ 4.6)

        Issuance of Additional Bonds—Earnings Coverage.    Except for certain refunding bonds, the Company may not issue additional bonds unless its net earnings, as defined and as computed without deducting income taxes or the amortization of the regulatory asset, for 12 consecutive calendar months during the period of 15 consecutive calendar months immediately preceding the first day of the month in which the application of the Trustee for additional bonds is made were at least twice the annual interest requirements of the Company. (§ 4.8)

        Renewal and Replacement Fund.    On or before May 1 of each year, the Company will deliver to the Trustee a maintenance certificate which shall be dated within thirty days of the date of delivery to the Trustee. In case any maintenance certificate shows a Replacement Deficit, as hereinafter defined, the Company will, concurrently with the filing of such certificate, satisfy such Replacement Deficit, by depositing cash with the Trustee, or by depositing with the Trustee bonds or refundable prior lien obligations which would otherwise be available as a basis for the issue of additional bonds or by specifying to the Trustee bondable property additions. On application of the Company to the Trustee, any cash so deposited may be used to purchase or redeem first mortgage bonds. "Replacement Deficit" refers to the amount by which the aggregate amount expended by the Company for property additions since January 1, 1991 is less than the replacement fund requirement for the same period. The replacement fund requirement is computed on an annual basis and is equal for each year to 2.25% of the average of the amounts carried on the Company's books as of May 16, 1991 for net depreciable property owned by the Company on such date, plus cumulative gross property additions thereafter which constitute part of the trust estate under the Indenture (excluding the regulatory asset and any other adjustments made prior to such date) at the beginning and end of the year. (§ 5.5)

        Covenants.    The Indenture includes covenants which, among other things, restrict prior liens, require the maintenance of insurance coverage (subject to certain rights to self-insure) and require the recording and re-recording of the Indenture. (Article 5)

        Withdrawal of Moneys Held by Trustee.    Any moneys deposited with the Trustee and any other monies held by the Trustee as part of the trust estate shall be paid over from time to time by the Trustee upon application of the Company to or upon the order of the Treasurer or an Assistant Treasurer of the Company in an amount equal to 100% of bondable property additions or in an amount equal to the principal amount of bonds or refundable prior lien obligations which would otherwise be available as a basis for the issue of additional bonds. (§ 8.1)

        Any moneys held by the Trustee as part of the trust estate (other than moneys deposited in a sinking or improvement fund for the benefit of a particular series of bonds) shall, at the election and in accordance with the request of the Company, be applied by the Trustee (i) from time to time to the purchase of outstanding bonds in the manner provided in the Indenture or (ii) to the payment at maturity of any bonds issued and outstanding under the Indenture or (iii) in reduction of the amount then required to be deposited by the Company with the Trustee in connection with the redemption of bonds issued and outstanding under the Indenture. (§ 8.2)

        Events of Default.    The Indenture provides that the following events will constitute "events of default" thereunder: failure to pay principal; failure for 30 days to pay interest; failure to perform any of the other Indenture covenants for 90 days after notice to the Company; default under one or more prior lien obligations aggregating not less than $25 million (other than certain prior lien obligations deposited with the Trustee); and certain events of bankruptcy, insolvency or receivership. (§ 10.1)

        The Indenture provides that, if an event of default exists, the Trustee may, and upon the written request of the holders of 25% or more in principal amount of the bonds then outstanding, the Trustee shall, declare the principal of all the bonds then outstanding to be immediately due and payable and that upon the occurrence of certain events of bankruptcy, insolvency or receivership, the principal of all the bonds then outstanding shall become due and payable without any action by the bondholders or the

Trustee, subject in each case to the right of holders of a majority in principal amount of bonds then outstanding to disapprove, rescind or annul such declaration. (§ 10.1)

        The Trustee is required by the Trust Indenture Act of 1939, as amended, to give to the bondholders, by mail, notice of the happening of all defaults known to it within 90 days after the occurrence thereof. However, except in the case of a default resulting from the failure to make any payment of principal of or interest on the bonds, or in the payment of any sinking or purchase fund installment, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the bondholders. The Trustee is not required to give notice of any default which has been cured or waived.

        Modification of the Indenture.    Without the consent of the bondholders, the Indenture may be supplemented or amended, among other things, to convey additional.property, to further add to the covenants and agreements of the Company, to evidence a successor to the Company, to correct any defective or ambiguous provision in the Indenture, to provide for the issue of bonds of any series, to comply with the rules and regulations of any securities exchange on which any of the bonds may be listed, to reflect accounting changes as appropriate to conform with generally accepted accounting principles, or to modify, amend, or supplement the Indenture or any indenture supplemental thereto in such a manner as to permit qualification under the Trust Indenture Act of 1939, as amended. (§ 15.1)

        With the consent of the holders of not less than a majority in aggregate principal amount of the bonds at the time outstanding (or in case one or more, but less than all, of the series of bonds then outstanding would be materially adversely affected, with the consent of not less than a majority in aggregate principal amount of the bonds of each series then outstanding which would be materially adversely affected by the action proposed to be taken), the Company may, from time to time and at any time, enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture. However, no such supplemental indenture shall operate (i) to permit the extension of the time or times of payment of the principal of, or interest or premium, if any, on any of the bonds or the reduction in the principal amount thereof or the rate of interest or the amount of premium thereon or otherwise affect the terms of payment of such principal or interest or premium, if any, on any of the bonds, without the consent of the holder of each bond so affected, or (ii) to reduce the aforesaid percentage of bonds, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all bonds outstanding, or (iii) to permit the creation by the Company of any mortgage or pledge or lien in the nature thereof, ranking prior to or equal with the lien of the Indenture, and not otherwise permitted under the Indenture, on any material part of the trust estate without the consent of the holders of all bonds outstanding, or (iv) to deprive the holder of any bond outstanding of the lien of the Indenture on any material part of the trust estate without the express consent of the holder of each bond affected thereby. (§ 15.2)

        Concerning the Trustee.    The Trustee under the Indenture, and affiliates of the Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, the Trustee is a lending party to two revolving credit facilities for Northeast Utilities companies with total commitment amounts under each facility of approximately $24.8 million and $21.2 million.

        Book-Entry Only System.    Each series of Bonds may be issued in the form of one or more global bonds (the "Global Bonds") representing all or part of such series of Bonds and which will be deposited with or on behalf of The Depository Trust Company as Depositary under the Indenture ("DTC") and registered in the name of DTC or nominee of DTC. Certificated Bonds will not be exchangeable for Global Bonds and, except under the circumstances described below, the Global Bonds will not be exchangeable for certificated Bonds.

        So long as DTC, or its nominee, is the registered owner of the Global Bonds, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Bonds represented by the Global Bonds for all purposes under the Indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in the Bonds will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Global Bonds and will not be considered the Holders thereof under the Indenture. Accordingly, each person holding a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of the Bonds.

        DTC has advised us as follows: DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

        Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

        Purchases of Global Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Bonds on DTC's records. The ownership interest of each actual purchaser of each Global Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.

        To facilitate subsequent transfers, all Global Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        If the Global Bonds are redeemable, redemption notices shall be sent to DTC. If less than all of the Global Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Global Bonds unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions, and dividend payments on the Global Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or any agent for payment on or registration of transfer or exchange of any Global Bond on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC nor its nominee, any agent for payment on or registration of transfer or exchange of any Global Bond, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or any agent for payment on or registration of transfer or exchange of any Global Bond, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the Global Bonds at any time by giving reasonable notice to us or any agent for payment on or registration of transfer or exchange of any Global Bond. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the Bonds are required to be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

        Neither the Trustee, us, nor any agent for payment on or registration of transfer or exchange of any Global Bond will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Bond or for maintaining, supervising or reviewing any records relating to such beneficial interests.

LEGAL OPINIONS

        Legal opinions relating to the validity of the Bonds will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate for the Company.

Certain legal matters will be passed upon for any underwriters by Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036-4039, counsel for any underwriters, agents or dealers.

EXPERTS

        The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in its report, which is incorporated herein by reference (which expresses an unqualified opinion), and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the period ended March 31, 2004, which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report on Northeast Utilities and subsidiaries included in Northeast Utilities' combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PLAN OF DISTRIBUTION

        We may sell the Bonds offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Bonds may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of Bonds of any series.

        If we use any underwriters in the sale of Bonds, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the obligations of any underwriters to purchase the Bonds will be subject to certain conditions precedent and the underwriter or underwriters are obligated to purchase all of the Bonds offered in the Prospectus Supplement if any are purchased.

        If a dealer is utilized in the sale of the Bonds, we will sell the Bonds to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of sale.

        If any of the Bonds are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Bonds. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

        Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the Bonds to be higher than it would otherwise be in the absence of such transactions.

        The Bonds of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Bonds are sold by us for public offering and sale may make a market in such Bonds, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Bonds.

        In connection with the sale of the Bonds, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Bonds may be deemed to be, underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

        We are currently contemplating issuing up to $50 million of Bonds in an underwritten offering shortly after the registration statement containing this Prospectus is declared effective by the Commission. The general terms of the Bonds are described in this Prospectus under "Description of the Bonds." We have not finally determined the timing or terms of such an offering. Citigroup Global Markets Inc. will be the bookrunning manager in connection with the offering. Total underwriters' compensation to be paid by us is not expected to exceed 0.65% of the principal amount of the Bonds to be sold. The interest rate is expected to be a fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. Maturity of the new Bonds is expected to be ten years. We expect that the use of the proceeds from this offering will be to refund short-term debt incurred by us in the ordinary course of business and for other general corporate purposes. Other terms will be reflected in a prospectus supplement that will be filed with the Commission if and when we decide to proceed with any such offering.

        Certain of the underwriters or agents and their associates may engage in transactions (including the extension of credit) with, or perform services for, us and our affiliates in the ordinary course of business.

$50,000,000

Public Service Company
of New Hampshire

5.25% First Mortgage Bonds, Series L, Due 2014

PROSPECTUS SUPPLEMENT
July 15, 2004

Sole Book-Running Manager

Citigroup

RBS Greenwich Capital
Wachovia Securities
M.R. Beal & Company

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
USE OF PROCEEDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES
CAPITALIZATION AND SHORT-TERM DEBT
DESCRIPTION OF THE SERIES L BONDS
UNDERWRITING
LEGAL OPINIONS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE BONDS
LEGAL OPINIONS
EXPERTS
PLAN OF DISTRIBUTION